Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S‑3 (No's. 333-184584, 333-168558, 333-106940, 333-73808, 333-65618, 333-54806, 333-77137, and 333-59761), Registration Statement on Form S-4 (No. 333-128454), Registration Statements on Form S-8 (No's. 333-180189, 333-172734, 333-166773, 333-158357, 333-140180, 333-111881, 333-102017, and 333-38915) and the Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 (No. 333-33830) of The Hain Celestial Group, Inc. of our report dated 10 January 2013 relating to the financial statements of the Histon Sweet Spreads and Jellies Business, which appears in the Current Report on Form 8‑K/A of The Hain Celestial Group, Inc. dated 29 October 2012.

/s/ PricewaterhouseCoopers LLP

London, United Kingdom
10 January 2013